    Exhibit 10.4

The Brink’s Company
Richmond, Virginia

Directors’ Stock Accumulation Plan

as Amended and Restated as of May 1, 2021

TABLE OF CONTENTS

    Page

PREAMBLE      1

ARTICLE I    DEFINITIONS     3

ARTICLE II    ADMINISTRATION     7

SECTION 1        Authorized Shares     7

SECTION 2        Administration     8

ARTICLE III    PARTICIPATION     9

ARTICLE IV    ALLOCATIONS     9

SECTION 1        Initial Allocation     9

SECTION 2        Additional Allocations     9

SECTION 3        Conversion of Existing Incentive Accounts to
Brink's Units     10

SECTION 4        Adjustments     10

SECTION 5        Dividends and Distributions     10

ARTICLE V    DISTRIBUTIONS     11

SECTION 1        Entitlement to Benefits     11

SECTION 2        Distribution of Shares     11

ARTICLE VI    DESIGNATION OF BENEFICIARY     13

i

ARTICLE VII    MISCELLANEOUS     14

    SECTION 1        Nontransferability of Benefits      14

    SECTION 2        Limitation of Rights of Participant     15

    SECTION 3        Term, Amendment and Termination      15

    SECTION 4        Funding     15

    SECTION 5        Governing Law     15

SCHEDULE A
ii

THE BRINK’S COMPANY

DIRECTORS' STOCK ACCUMULATION PLAN
(Amended and Restated as of May 1, 2021)

PREAMBLE

The Brink’s Company Directors' Stock Accumulation Plan, effective June 1, 1996, is designed to more closely align the interests of Directors to the long-term interests of The Brink’s Company and its shareholders. The Plan is intended to replace the Pittston Retirement Plan for Non-Employee Directors which was terminated as of May 31, 1996, with the consent of the participants therein, and the benefits accrued thereunder as of May 31, 1996, were transferred to the Plan.
Effective January 14, 2000, the Plan was amended and restated to reflect the exchange of .4848 of a share of Brink’s Stock for each outstanding share of Pittston BAX Group Common Stock and .0817 of a share of Brink’s Stock for each outstanding share of Pittston Minerals Group Common Stock.
Effective May 5, 2003, the Plan was amended and restated to reflect the Company’s name change from “The Pittston Company” to “The Brink’s Company.”
Effective March 11, 2004, the Plan was amended and restated to increase the maximum number of units that may be offered under the Plan, subject to the approval of the Company’s shareholders, and to provide for a fixed term for the Plan, unless it is extended by the Company’s shareholders.
        Effective January 1, 2005, the Plan was amended to comply with the provisions of Code Section 409A and the Proposed Treasury Regulations and other guidance, including transition rules and election procedures, issued thereunder (together, “Code Section 409A”). Effective November 16, 2007 the Program was further amended to clarify certain provisions in compliance with the Final Treasury Regulations issued under Code Section 409A. Each provision and term of the amendment should be interpreted accordingly, but if any provision or term of such amendment would be prohibited by or be inconsistent with Code Section 409A or would constitute a material modification to the Plan, then such provision or term shall be deemed to be reformed to comply with Code Section 409A or be ineffective to the extent it results in a material modification to the Plan, without affecting the remainder of such amendment. The amendments apply solely to amounts allocated on and after January 1, 2005, plus any amounts allocated prior to January 1, 2005, that are not earned and vested as of such date (plus earnings on such amounts deferred). Amounts allocated prior to January 1, 2005, that are earned and vested as of December 31, 2004, including any earnings on such amounts credited prior to, and on or after January 1, 2005, shall remain subject to the terms of the Plan as in effect prior to January 1, 2005.
        Effective July 8, 2005, the Plan was amended to provide that all annual allocations to Non-Employee Directors shall be equal to 50% of the annual retainer then in effect.
        Effective November 16, 2007, the Plan was amended and restated to (i) revise the vesting schedule set forth in Section 1 of Article V of the Plan and (ii) eliminate the supplemental allocations to each Non-Employee Director’s Account in connection with any increases in the annual retainer paid to the Non-Employee Director.
        Effective July 12, 2012, the Plan was amended and restated to provide that, in the event the Authorized Share Pool is exhausted, any shares of Brink’s Stock underlying any Brink’s Units subsequently required to be credited to any Account of any

Participant under Section 2, Section 4 or Section 5 of Article IV of the Plan will be counted against the maximum shares available for issuance under the Directors’ Equity Plan and delivered thereunder.
Effective July 11, 2013, the Plan was amended and restated to clarify Plan participation.
Effective May 1, 2021, the Plan was amended and restated to clarify valuation dates for dividend payments and fractional shares.
The Plan continues to provide a portion of the overall compensation package of Non-Employee Directors in the form of deferred stock equivalent units which will be distributed in the form of Brink’s Stock upon the occurrence of certain events.
ARTICLE I
Definitions
Wherever used in the Plan, the following terms shall have the meanings indicated:
Account: The account maintained by the Company for a Participant to document the amounts credited under the Plan and the Units into which such amounts shall be converted. Effective January 1, 2005, the Company shall maintain a Pre-2005 Account and a Post-2004 Account for each Participant. A Participant’s Pre-2005 Account shall document the amounts allocated under the Plan to the Participant and any other amounts credited hereunder which are earned and vested prior to January 1, 2005. A Participant’s Post-2004 Account shall document the amounts allocated under the Plan to the Participant and any other amounts credited hereunder on and after January 1, 2005, plus any amounts allocated or credited prior to January 1, 2005, which are not earned or vested as of December 31, 2004. For the avoidance of doubt, all amounts credited under the Plan to any Participant who is a Director as of November 16, 2007 shall be deemed to be maintained in a Post-2004 Account.
Authorized Share Pool: The maximum number of Units that may be credited hereunder from and after May 7, 2004, as provided Section 1 of Article II of the Plan.
BAX Exchange Ratio: The ratio whereby .4848 of a share of Brink’s Stock was exchanged for each outstanding share of BAX Stock on the Exchange Date.
BAX Stock: Prior to the Exchange Date, Pittston BAX Group Common Stock, par value $1.00 per share.
BAX Unit: The equivalent of one share of BAX Stock credited to a Participant’s Account.
Board of Directors: The board of directors of the Company.
Brink’s Stock: The Brink's Company Common Stock, par value $1.00 per share.
Brink’s Unit: The equivalent of one share of Brink’s Stock credited to a Participant’s Account.
Change in Control: A Change in Control shall mean the occurrence of:
(a) (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Brink’s Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Brink’s Stock outstanding (exclusive of shares held by the

Company's affiliates) (the "Total Voting Power") immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (ii) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
(b) any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")) other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or
(c) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
Committee: The Administrative Committee of the Company.
Company: The Brink’s Company.
Director: A member of the Board of Directors of the Company.
Directors’ Equity Plan: The Brink’s Company Non-Employee Directors’ Equity Plan, amended and restated as of July 12, 2012.
        Disability: The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Effective Date: June 1, 1996.
Exchange: The exchange of Brink’s Stock for outstanding shares of BAX Stock and Minerals Stock as of the Exchange Date.
Exchange Date: January 14, 2000, the date as of which the Exchange occurred.
Initial Allocation: The amount set forth in Schedule A.
Minerals Exchange Ratio: The ratio whereby .0817 of a share of Brink’s Stock was exchanged for each outstanding share of Minerals Stock on the Exchange Date.
Minerals Stock: Prior to the Exchange Date, Pittston Minerals Group Common Stock, par value $1.00 per share.
Minerals Unit: The equivalent of one share of Minerals Stock credited to a Participant’s Account.
Non-Employee Director: Any Director who is not an employee of the Company or a Subsidiary.
Participant: A Director who meets the eligibility criteria under Article III of the Plan and receives allocations under Article IV of the Plan.
Plan: The Brink’s Company Directors' Stock Accumulation Plan as set forth herein and as amended from time to time.

Shares: On and after January 19, 1996, and prior to the Exchange Date, Brink’s Stock, BAX Stock or Minerals Stock, as the case may be and on and after the Exchange Date, Brink’s Stock.
Subsidiary: Any corporation, whether or not incorporated in the United States of America, more than 80% of the outstanding voting stock of which is owned by the Company, by the Company and one or more subsidiaries or by one or more subsidiaries.
Unit: On and after January 19, 1996, and prior to the Exchange Date, a Brink’s Unit, BAX Unit or Minerals Unit, as the case may be, and on and after the Exchange Date, a Brink’s Unit.
Year of Service: Each consecutive 12 month period of service as a Director, commencing on the date that a Director commences service on the Board of Directors, including periods prior to the Effective Date. Years of Service prior to the Effective Date shall be rounded to the nearest year.
ARTICLE II
Administration
SECTION 1. Authorized Shares. The Authorized Share Pool is 109,654 Brink’s Units. The number of Shares that may be issued or otherwise distributed hereunder will be equal to the number of Units that may be credited hereunder, provided, however, in the event the Authorized Share Pool is exhausted and an additional allocation, a cash dividend or any other distribution is subsequently paid with respect to shares of Brink’s Stock, any shares of Brink’s Stock underlying any Brink’s Units subsequently required to be credited to any Account of any Participant under

Section 2, Section 4 or Section 5 of Article IV of the Plan shall be counted against the maximum shares available for issuance under the Directors’ Equity Plan and deemed to be delivered thereunder.
In the event of any change in the number of shares of Brink’s Stock outstanding by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, any distribution to common shareholders other than cash dividends, a corresponding adjustment shall be made to the number of shares that may be deemed issued under the Plan by the Committee. Such adjustment shall be conclusive and binding for all purposes of the Plan.
SECTION 2. Administration. The Committee is authorized to construe the provisions of the Plan and to make all determinations in connection with the administration of the Plan. All such determinations made by the Committee shall be final, conclusive and binding on all parties, including Participants.
All authority of the Committee provided for in, or pursuant to, this Plan, may also be exercised by the Board of Directors. In the event of any conflict or inconsistency between determinations, orders, resolutions or other actions of the Committee and the Board of Directors taken in connection with this Plan, the actions of the Board of Directors shall control.

ARTICLE III
Participation
Each Non-Employee Director on the Effective Date shall be eligible to participate in the Plan on such date. Thereafter, each Director shall be eligible to participate as of the date on which such director becomes a Non-Employee Director.
ARTICLE IV
Allocations
SECTION 1. Initial Allocation. As of the Effective Date, an amount equal to the Initial Allocation was credited to each Participant’s Account. The amount of each Participant’s Initial Allocation was converted into Units in the following proportions: 50% was converted into Brink’s Units, 30% was converted into BAX Units and 20% was converted into Minerals Units. The Units were credited to each Participant’s Account as of June 3, 1996. The number (computed to the second decimal place) of Units so credited was determined by dividing the portion of the Initial Allocation for each Participant to be allocated to each class of Units by the average of the high and low per share quoted sale prices of Brink’s Stock, BAX Stock or Minerals Stock, as the case may be, as reported on the New York Stock Exchange Composite Transaction Tape on June 3, 1996.
SECTION 2. Additional Allocations. As of each June 1, each Participant who is on that date a Non-Employee Director (including Non-Employee Directors elected to the Board of Directors after the Effective Date) shall be entitled to an additional allocation to his or her Account (which allocation shall be in addition to any retainer fees paid in cash) equal to 50% of the annual retainer in effect for such Non-

Employee Director on such June 1. For each calendar year after 1999, such additional allocations shall be converted on the first trading day in June into Brink’s Units. The number (computed to the second decimal place) of Brink’s Units so credited shall be determined by dividing the amount of the additional allocation for each Non-Employee Director for the year by the average of the high and low per share quoted sale prices of Brink’s Stock, as reported on the New York Stock Exchange Composite Transaction Tape on the first trading date in June.
SECTION 3. Conversion of Existing Incentive Accounts to Brink’s Units. As of the Exchange Date, all BAX Units and Minerals Units in a Participant’s Account were converted into Brink’s Units by multiplying the number of BAX Units and Minerals Units in the Participant’s Account by the BAX Exchange Ratio or the Minerals Exchange Ratio, respectively.
SECTION 4. Adjustments. The Committee shall determine such equitable adjustments in the Units credited to each Account as may be appropriate to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends.
SECTION 5. Dividends and Distributions. Whenever a cash dividend or any other distribution is paid with respect to shares of Brink’s Stock, the Account of each Participant will be credited with an additional number of Brink’s Units, equal to the number of shares of Brink’s Stock including fractional shares (computed to the second decimal place), that could have been purchased had such dividend or other distribution been paid to the Account on the payment date for such dividend or distribution based on the number of Shares giving rise to the dividend or distribution represented by Units in such Account as of such date and assuming the amount of such dividend or value of such distribution had been used to acquire additional Brink’s Units. Such additional Units shall be deemed to be purchased at the closing per share quoted sale price of Brink’s Stock, as reported on the New York Stock Exchange on the payment date for the dividend or other distribution. The value of any distribution will be determined by the Committee.
ARTICLE V
Distributions
SECTION 1. Entitlement to Benefits. Each Participant who received an Initial Allocation of Units pursuant to Section 1 of Article IV of the Plan shall be fully vested with respect to such Units (including any dividends or distributions credited with respect thereto pursuant to Section 5 of Article IV of the Plan). Each Participant who receives an allocation of Units pursuant to Section 2 of Article IV of the Plan shall be fully vested with respect to each such allocation of Units (including any dividends or distributions credited with respect thereto pursuant to Section 5 of Article IV of the Plan) on the one year anniversary of each respective allocation of Units, or, if earlier, upon the Participant’s termination of service as a Director or a Change in Control.
SECTION 2. Distribution of Shares. Effective with respect to distributions from a Participant’s Pre-2005 Account, each Participant who is entitled to a distribution of Shares pursuant to Section 1 of this Article V shall receive a distribution in Brink’s Stock, in respect of all Brink’s Units standing to the credit of such Participant’s Account, in a single lump-sum distribution as soon as practicable following his or her termination of service as a Director; provided, however, that a Participant may elect, at least 12 months prior to his or her termination of service, to receive a distribution of the Shares represented by the Units credited to his or her Account in substantially equal annual installments (not more than 10) commencing on the first day of the month next following the date of his or her termination of service (whether by death, Disability, retirement or otherwise) or as promptly as practicable thereafter. Such Participant may at any time elect to change the manner of such payment, provided that any such election is made at least 12 months in advance of his or her termination of service as a Director.
    Effective with respect to distributions from a Participant’s Post-2004 Account, each Participant shall receive a distribution of such Account in Brink’s Stock in respect of all Brink’s Units standing to the credit of such Participant’s Account in a single-lump sum distribution within 75 days following his or her termination of service as a Director. A Participant may elect, at least 12 months prior to his or her termination of service as a Director, to receive a distribution of the Shares represented by the Units credited to his or her Account in equal annual installments (not more than 10) commencing not earlier than the last day of the month next following the fifth anniversary of the date of his or her termination of service (whether by death, Disability, retirement or otherwise) or as promptly as practicable thereafter.
The number of shares of Brink’s Stock to be included in each installment payment shall be determined by multiplying the number of Brink’s Units in the Participant’s Account (including any dividends or distributions credited to such Account pursuant to Section 5 of Article IV of the Plan whether before or after the initial installment payment date) as of the first day of the month preceding the initial installment payment and as of each succeeding anniversary of such date by a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the current installment).
Any fractional Units shall be converted to cash based on the reported closing price of Brink’s Stock as reported on the New York Stock Exchange , on the final trading day immediately preceding the date of distribution and shall be paid in cash as soon as practicable following the distribution date of the Shares.
ARTICLE VI
Designation of Beneficiary
A Participant may designate in a written election filed with the Committee a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive all distributions and payments under the Plan after the Participant’s death. Any such designation may be revoked, and a new election may be made, at any time and from time to time, by the Participant without the consent of any beneficiary. If the Participant designates more than one beneficiary, any distributions and payments to such beneficiaries shall be made in equal percentages unless the Participant has designated otherwise, in which case the distributions and payments shall be made in the percentages designated by the Participant within 75 days following the date of death. If no beneficiary has been named by the Participant or no beneficiary survives the Participant, the remaining Shares (including fractional Shares) in the Participant’s Account shall be distributed or paid in a single distribution to the Participant’s estate within 75 days following the date of death. In the event of a beneficiary's death, the remaining installments will be paid to a contingent beneficiary, if any, designated by the Participant or, in the absence of a surviving contingent beneficiary, the remaining Shares (including fractional Shares) shall be distributed or paid to the primary beneficiary's estate in a single distribution within 75 days following the date of the primary beneficiary’s death. All distributions shall be made in Shares except that fractional shares shall be paid in cash.
ARTICLE VII
Miscellaneous
SECTION 1. Nontransferability of Benefits. Except as provided in Article VI, Units credited to an Account shall not be transferable by a Participant or former Participant (or his or her beneficiaries) other than by will or the laws of descent and distribution or pursuant to a domestic relations order. No Participant, no person claiming through a Participant, nor any other person shall have any right or interest under the Plan, or in its continuance, in the payment of any amount or distribution of any Shares under the Plan, unless and until all the provisions of the Plan, any determination made by the Committee thereunder, and any restrictions and limitations on the payment itself have been fully complied with. Except as provided in this Section 1, no rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature, nor shall the Company or any of its Subsidiaries be obligated, except as otherwise required by law, to recognize or give effect to any such transfer, assignment, pledge or encumbrance.
SECTION 2. Limitation on Rights of Participant. Nothing in this Plan shall confer upon any Participant the right to be nominated for reelection to the Board of

Directors. The right of a Participant to receive any Shares shall be no greater than the right of any unsecured general creditor of the Company.
SECTION 3. Term, Amendment and Termination.
(a)    The Plan shall terminate on May 15, 2014, unless the Company’s shareholders approve its extension.
(b)    The Corporate Governance and Nominating Committee of the Board of Directors may from time to time amend any of the provisions of the Plan, or may at any time terminate the Plan; provided, however, that the allocation formulas included in Article IV may not be amended more than once in any six-month period. No amendment or termination shall adversely affect any Units (or distributions in respect thereof) which shall theretofore have been credited to any Participant’s Account without the prior written consent of the Participant.
SECTION 4. Funding. The Plan shall be unfunded. Shares shall be acquired (a) from the trustee under the Employee Benefits Trust Agreement made December 7, 1992, as amended from time to time, (b) by purchases on the New York Stock Exchange or (c) in such other manner, including acquisition of Brink’s Stock, otherwise than on said Exchange, at such prices, in such amounts and at such times as the Company in its sole discretion may determine.
SECTION 5. Governing Law. The Plan and all provisions thereof shall be construed and administered according to the laws of the Commonwealth of Virginia.

Schedule A

        The Initial Allocation for each Participant shall be the amount set forth in a report prepared by Foster Higgins dated February 7, 1996.